Exhibit 99.2

bluebird bio Presents New Data from Clinical Studies of LentiGlobinTM Gene Therapy in Transfusion-Dependent β-Thalassemia at

American Society of Hematology Annual Meeting

– Majority of patients in the Phase 3 Northstar-2 (HGB-207) study show higher in vivo vector copy numbers and hemoglobin levels; 5/6 patients producing >6g HbAT87Q at 3 months –

– 90% patients with non-β0/β0 genotypes free of transfusions in Phase 1/2 Northstar (HGB-204) study after up to three-year follow up, demonstrating durable treatment effect in TDT –

– Company to hold webcast today,

December 10, at 8:30 p.m. ET –

Atlanta, GA, December 10, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, today announced data from two studies of its LentiGlobin gene therapy product candidate in patients with transfusion-dependent β-thalassemia (TDT). Data from the Northstar (HGB-204) and Northstar-2 (HGB-207) studies were presented today at the 59th Annual Meeting of the American Society of Hematology (ASH) by Janet Kwiatkowski, M.D., MSCE, of Children’s Hospital of Philadelphia, and Mark C. Walters, M.D., of UCSF Benioff Children’s Hospital, respectively.

“Addressing the underlying genetic cause of TDT to restore production of functional hemoglobin can potentially eliminate or reduce the need for chronic blood transfusions in people with this disease, which we expect will reduce the risk of iron overload and associated long-term complications of TDT, and may allow cessation of chelation therapy,” said Dave Davidson, chief medical officer, bluebird bio. “Northstar-2 is the first clinical trial to use our refined manufacturing process for LentiGlobin drug product. Early data from this study demonstrates consistently higher in vivo vector copy numbers and HbAT87Q hemoglobin levels, potentially enabling patients to consistently achieve near-normal or normal total hemoglobin levels. It is important to demonstrate the long-term benefit of gene therapy, and follow-up data of up to three years from the first Northstar study show that nearly all patients with non-β0/β0 genotypes were transfusion-free. We are engaged with the regulatory authorities in the context of the Breakthrough Designation from FDA, and PRIME and Adaptive Pathways from EMA, and look forward to submitting these data to seek marketing approval for LentiGlobin in TDT.”

“People with transfusion-dependent thalassemia need regular blood transfusions to survive, but chronic transfusions lead to unavoidable iron overload that can result in multi-organ damage and shortened life span. Eliminating or reducing the need for transfusions can reduce the risk of these long-term complications,” said Janet L. Kwiatkowski, MD, MSCE, Director of the Thalassemia Program at the Children's Hospital of Philadelphia and Associate Professor of Pediatrics at the Perelman School of Medicine of the University of Pennsylvania, and a primary investigator of the Northstar and Northstar-2 studies. “The growing body of data from the Northstar studies indicate LentiGlobin gene therapy may enable transfusion independence for the majority of patients with non-β0/β0 genotypes – and that this effect has been durable during the 3 years of follow-up.”

Clinical Outcomes up to 3 Years Following LentiGlobin Gene Therapy for Transfusion-Dependent β-Thalassemia in the Northstar HGB-204 Study (Oral Abstract #360)

Presenter: Janet Kwiatkowski, M.D., MSCE, Children’s Hospital of Philadelphia, Philadelphia, PA

Date and Time: Sunday, December 10 at 10:45 a.m.

Location: Building B, Level 2, B213-B214

The Northstar study is an open-label, single-dose, international, multi-center Phase 1/2 study designed to evaluate the efficacy and safety of LentiGlobin for the treatment of patients with TDT. The study has completed its treatment phase and 18 patients with TDT (eight with β0/β0 and 10 with non-β0/β0 genotypes) received LentiGlobin drug product (DP). Results as of September 21, 2017 include:

•	All 18 patients have ≥18 months follow up, with 10 completing two-year analysis. Three patients have three years of follow up (median follow-up: 27.4 months; min-max: 17.5-36.5 months).
•	Nine of ten patients with non-β0/β0 genotypes were free from chronic transfusions for a median of 29 months (range: 14.7-33.1 months).
•	Patients with non-β0/β0 genotypes who were able to achieve freedom from chronic transfusions had HbAT87Q concentrations of 3.6-9.3.
•	The one patient with a non-β0/β0 genotype who still required periodic transfusions was treated with LentiGlobin with a VCN in the lower range (VCN: 0.3 copies/diploid genome).
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Two of eight patients with β0/β0 genotypes have not received a transfusion in more than a year (16.7 months and 15.7 months). At the patients’ last study visits (Month 36 and Month 18, respectively), total hemoglobin levels were 10.2 and 10.3 g/dL and HbAT87Q levels were 9.7 and 7.0 g/dL, respectively.

•	Clinically meaningful reductions in transfusion volume and frequency were observed in five of the six patients with β0/β0 genotypes who have continued to receive transfusions.
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For the 18 study participants, the median DP vector copy number (VCN) was 0.7 (range: 0.3-1.5) copies/diploid genome, the median cell dose was 8.1 (range: 5.2-18.1) x 10[6] CD34+ cells/kg, and the proportion of transduced CD34+ cells was 17-58 percent.

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The safety profile of LentiGlobin DP continues to be consistent with myeloablative conditioning with single-agent busulfan. No Grade 3 or higher DP-related adverse events (AEs) have been observed, and there is no evidence of clonal dominance.

•	All study participants remain enrolled in the trial, and there have been no reports of graft versus host disease (GVHD).

Results from the HGB-207 (Northstar-2) Trial: A Phase 3 Study to Evaluate Safety and Efficacy of LentiGlobin Gene Therapy for Transfusion-Dependent β-thalassemia (TDT) in Patients with non-β0/β0 Genotypes (Oral Abstract #526)

Presenter: Mark C. Walters, M.D., UCSF Benioff Children’s Hospital, Oakland, Calif.

Date and Time: Sunday, December 10 at 5:15 p.m.

Location: Building C, Level 1, C101 Auditorium

The Northstar-2 study is an ongoing, open-label, single-dose, international, multicenter Phase 3 study designed to evaluate the efficacy and safety of LentiGlobin for the treatment of patients with TDT and non-β0/β0 genotypes. As of December 1, 2017, drug product had been manufactured for 10 patients. The median LentiGlobin DP VCN these patients received was 3.3 (range: 2.4-5.4) copies/diploid genome) compared to a median DP VCN of 0.7 (range: 0.3-1.5) copies/diploid genome in the Phase 1/2 Northstar study. Results in treated patients, ages 15 to 24 years, include:

•	Seven patients had been infused with LentiGlobin as of October 13, 2017. The median follow-up was 3 months (range: 1-9 months).
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All three patients who have ≥6 months follow-up are transfusion-free, and 2/3 have achieved or are approaching a normal total hemoglobin level (up to 12.5 g/dl total Hb; range in three patients: 8.4 – 12.5) without transfusions (up to 10.2 g/dL vector-derived HbAT87Q).

•	Five of six patients treated in the study with ≥3 months follow-up data available as of December 1, 2017 are making at least 6 g/dL of HbAT87Q.
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The safety profile of LentiGlobin to date is similar to that observed in the Northstar study, and consistent with myeloablative conditioning with single-agent busulfan. No DP-related AEs have been observed.

•	All study participants remain enrolled in the trial, and there have been no reports of graft failure or graft versus host disease (GVHD).

Webcast Information

bluebird bio will host a webcast at 8:30 p.m. ET on Sunday, December 10, 2017. The  webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com.

About TDT
Transfusion-dependent β-thalassemia (TDT) is a severe genetic disease characterized by reduced or absent hemoglobin levels that results in severe anemia and ineffective red blood cell production. Supportive care for people with TDT consists of a lifelong regimen of chronic blood transfusions to enable survival and suppress symptoms of the disease, and iron chelation therapy to manage iron overload that results from the transfusions. Despite the availability of supportive care, many people with TDT experience serious complications and organ damage due to underlying disease and iron overload.

Allogeneic hematopoietic stem cell transplant (HSCT) is currently the only available option to address the underlying genetic cause of TDT, though it carries significant risks. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft-versus-host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling matched allogenic HSCT.

About bluebird bio, Inc.
With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® product candidate, currently in five clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia, including statements whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of

LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates, including our bb2121 product candidate, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

bluebird bio

Investors & Media

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com